              AS FILED WITH SECURITIES EXCHANGE COMMISSION ON June __, 2000.
                                                       REGISTRATION NO.333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                        SOCRATES TECHNOLOGIES CORPORATION
               --------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                            -------------------------

             Delaware                                   54-1707718
- -----------------------------                    -------------------
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22183
                                 (703) 288-6500
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            -------------------------

                 Paul W. Richter, General Counsel and Secretary
                        Socrates Technologies Corporation
                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22183
                                 (703) 288-6500
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time-to-time, pursuant to Rule 415, after the Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check this box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________ .

         If delivery of the prospectus is expected to be made pursuant to Rule

434, please check the following box. [ ] __________ .

                         CALCULATION OF REGISTRATION FEE


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                                                       Net           Offering
                                          Aggregate    Offering      Proceeds     Net
Title of          Number of   Price per   Offering     Proceeds      to Selling   Registration
Securities        Shares      Share       Proceeds     To Company    Shareholder  Fee (1)
---------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value   8,000,000     $1.00      n/a           n/a         $8,000,000       $8,000
---------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933. The maximum aggregate offering price was computed by multiplying 8,000,000 shares by $1.00, the last closing bid price of the Common Shares on June 27, 2000, as reported on NASDAQ.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
=============================================================================

SUBJECT TO COMPLETION

                                8,000,000 Shares
                                       of
                        Socrates Technologies Corporation
                         Common Stock, $0.01 par value,
                     offered by certain Selling Shareholders


THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE __ IN DETERMINING WHETHER TO PURCHASE THE SHARES.


                            -------------------------

This Prospectus is part of a Registration Statement that we have filed with the SEC using a "shelf" registration process. This means:

         - The selling shareholders may offer and sell the 8,000,000 Shares covered by this Prospectus from time to time and upon conversion of debentures and/or warrants issued by the Company to "Accredited Investors" (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) in private placements offered in the first six months of year 2000.

         - We will provide a Prospectus Supplement each time we issue or sell any of the shares and each time the selling shareholder sells the common shares covered by this Prospectus; and

         - The Prospectus Supplement will provide specific information about the terms of the offering and also may add, update, or change information contained in this Prospectus.

Socrates Technologies Corporation's common shares trade on the NASDAQ National Market System under the symbol "SOCT."

   CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS.

                            -------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE NEW YORK ATTORNEY GENERAL HAS NOT REVIEWED OR APPROVED THIS OFFERING.


                                 June ___, 2000

                                TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----
WHERE YOU CAN FIND MORE INFORMATION...............................................
THE COMPANY.......................................................................
MANAGEMENT .......................................................................
THE SELLING SHAREHOLDERS..........................................................
FORWARD-LOOKING STATEMENT.........................................................
RISK FACTORS......................................................................
USE OF PROCEEDS...................................................................
PRICE RANGE OF COMMON SHARES......................................................
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................
PLAN OF DISTRIBUTION..............................................................
DESCRIPTION OF COMMON SHARES......................................................
LEGAL MATTERS.....................................................................
EXPERTS...........................................................................
TRANSFER AGENT................................... ................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................

----------------------------------------------

         We have not taken any action to permit a public offering of the common shares covered hereby outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who come into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the common shares and the distribution of this Prospectus outside of the United States.

                                   EXPLANATION

         This Registration Statement registers Shares for issuance upon the conversion of debentures and warrants issued by the Company in private placements to Accredited Investors (as defined in Rule 501(a) of Regulation D under the Securities Act) in the year 2000.

         In this Prospectus, "Socrates," "Company," "we," "us," and "our" refer to Socrates Technologies Corporation. "SSC" shall mean Socrates Solutions Corporation, a Virginia corporation and a wholly-owned subsidiary of the Company. "Technet" shall mean Technet Computer Services, Inc., a Virginia corporation and a wholly-owned subsidiary of the Company. "STI" shall mean "Socrates Technologies, Inc.", a Maryland corporation and a wholly-owned subsidiary of the Company. "NWL" shall mean Networkland Inc., a Virginia corporation and a wholly-owned subsidiary of the Company.

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN ON THE FRONT OF THESE DOCUMENTS.


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC this Form S-3 Registration Statement registering the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement or the exhibits that are part of the Registration Statement. For further information with respect to Socrates and the common shares, please see the Registration


--------------------------------------------------------------------------------

Statement and the exhibits that are part of the Registration Statement.


         You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As required by the Exchange Act, we file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC's public reference rooms and the Website of the SEC referred to above.

                                   THE COMPANY

         We are a Delaware holding company with two primary businesses: (1) providing information technology products and services, including network engineering and computer system integration services and products, to commercial and government customers in the Mid-Atlantic area (hereinafter referred to as the "IT Services Business"); and (2) custom software development and maintenance services, especially in basic business and management and information systems, to commercial customers in the United States (referred to as the "Systems Development Business"). The IT Services Business is conducted primarily through Socrates' NWL subsidiary. The Systems Development Business is conducted primarily through our Technet subsidiary.

      The Systems Development Business includes SSC which company is intended to be the vehicle in which the Company develops new business lines and products. SSC acquired in March 2000 substantially all of the assets and assumed certain liabilities of Object Application Systems, Inc., a New York corporation formed in 1994 that develops, maintains and licenses a enterprise resource planning ("ERP") computer software program (the "ERP Product") that enables small and medium sized manufacturing companies to perform basic financial, inventory control, and sales and distribution functions through the ERP Product.


      SSC is developing a Web-enabled version of the ERP Product and to also to integrate e-commerce front-end browser with the ERP Product to produce a proprietary, integrated e-commerce system for customers seeking to engage in the sale of their products, services or both over the Internet, intranets, extranets or virtual private networks to businesses or governments (the "e-commerce solution"). The e-commerce solution would be intended for use as a basic system for conducting sales by customers a variety of industries. The Company currently anticipates that it will cost $1.2 million to develop the e-commerce solution.


      The Company does not currently have sufficient cash flow from operations or cash reserves to completely fund the proposed development of the e-commerce solution. The Company will have to raise additional working capital during the next 90 days, either through the sale of securities or debt financing, to fund the development of the e-commerce solution. While the exercise of the Warrants to be issued in connection with the 4% Debenture due March 20, 2005 would produce some infusion of working capital to the Company, there can be no assurance that the Warrants will be exercised and, even if all of the Warrants are exercised, the anticipated working capital to the Company from such an exercise would not be sufficient to completely fund the development of the e-commerce solution.


      The Company is actively seeking sources of working capital to fund the development, the marketing and sale of the e-commerce solution by September 2000. Since the Company has suffered successive fiscal quarters of losses, the Company does not believe that it can obtain a loan from banks or financial institutions and will have to, alternatively, sell its securities in private placements to raise the necessary funds, which private placements will dilute the stock ownership of existing shareholders and will typically offer these shares at a discount from then-current market prices. The Company is not currently confident that it will be able

--------------------------------------------------------------------------------
to raise sufficient working capital through private placements to completely fund the development of the e-commerce solution.



      The e-commerce solution is viewed by the Company as a key business line for future profitability. The e-commerce solution industry is highly competitive and the Company faces competition from numerous companies that have significantly superior financial, technical and sales and marketing resources and has an existing customer base that is significantly greater than the Company's existing customer base. The Company believes that it can only achieve a profitable market niche in providing the e-commerce solution to small and medium sized enterprises in North America. The Company does not believe that there is currently a dominant company or product in the e-commerce solution in the SME market in most industries in that market. The inability of the Company to obtain sufficient working capital in year 2000 on reasonable terms could undermine the Company's ability to develop a profitable e-commerce solution and, by such failure, significantly undermine the Company's ability to develop new business lines and sources of revenues and profits.



      Since April 2000, SSC has also developed and offered an application service provider or "ASP" product to SME market, which ASP consists of the ERP Product, high-speed Internet access, Microsoft Exchange, SalesLogix computer software program and Web hosting and e-mail options. SSC retained the services of an Internet marketing firm to assist in the promotion of the ASP business. Based on its experience in marketing the ASP services, SSC has concluded that the ASP SME market is highly competitive and that the offering of the e-commerce solution to the SME market presents a better opportunity for SSC to attain profitability than the ASP services. SSC has shifted its business strategy to promote the e-commerce solutions with the ASP services as a component. There can be no assurance that SSC can develop or market and sell the e-commerce solution, especially in light of its need for additional working capital.


         Prior to 1999, STI was the primary business of Socrates and was engaged as a value added reseller ("VAR") in the resell of third-party and proprietary computer hardware and software products. Due to decreasing profit margins in the computer reselling business and resulting financial losses sustained by the Company in that business, Socrates refocused the primary business lines to the IT Services Business and Systems Development Business in 1999 and phased out in 1999 the computer reseller business conducted by STI continues to offer a limited number of courses designed to train individuals to become certified engineers in computer systems and network engineering, website development and website communication technologies through its STI subsidiary. STI also offers training in basic computer skills and network engineering to job training candidates sponsored by local county governments. The sales and service staff of STI were transferred to NWL or laid off in the fall of 1999. Socrates first offered its common shares to the public in August 1995. Our registered offices are located at 8500 Leesburg Pike, Suite 406, Vienna, Virginia 22183, and our telephone number is (703) 288-6500.

         Socrates has experienced a considerable change in business focus and revenues during 1999. Under a new management team, that was installed in September and October 1999, Socrates is now focused primarily on the Systems Development Business.


                                   MANAGEMENT

         As of the June 6, 2000, the Board of Directors of Socrates consists of Timothy Keenan, Mitchell Jerine (Acting Chairman), Richard Prins (outside director), Mariellen Lowry (outside director), Andreas A, Keller, Farshad Sajedi and Paul Richter.


         Mr. Keller resigned as Chairman, effective May 1, 2000, in order to assume and focus on the responsibilities of Vice President of Finance and Administration. Mr. Keller will be responsible for the duties of the Chief Financial Officer until Socrates appoints a person for that position. Mitchell


--------------------------------------------------------------------------------

Jerine, President of SSC, was appointed by the Board as a director and Chairman of the Board and as Chief Operating Officer of Socrates, effective May 1, 2000. The Board selected Mr. Jerine as Chairman and Chief Operating Officer in order to place an executive, with a technical background in those two key management positions. Socrates Board will elect a permanent Chairman of the Board at a board meeting to be held prior to October 31, 2000. Mr. Jerine is eligible to stand for election as permanent Chairman.



         As of June 6, 2000, the senior management of Socrates consists of Timothy Keenan as Chief Executive Officer and President, Mitchell E. Jerine as Acting Chairman and Chief Operating Officer and Andreas Keller as Vice President of Finance and Administration.


         The Board is currently seeking to appoint one or more outside directors in 2000 who will satisfy Nasdaq Stock Market Inc. rules governing the new qualifications of directors serving on the Board's Audit Committee. The current Audit Committee members are Richard Prins and Mariellen Lowry.


                            THE SELLING SHAREHOLDERS


         The Shares will be sold by certain holders of Socrates' 4% Debentures due March 20, 2005 and underlying Warrants and any holders of any other debentures or warrants issued by the Company in year 2000, all of which were or will be issued in private placements by Socrates to Accredited Investors in 2000.



         Shares to be Issued under 4% Debentures due March 20, 2005 and Underlying Warrants. The exact number of Shares to be issued upon the conversion of the 4% Debentures due March 20, 2005 and/or the underlying Warrants and sold under this Registration Statement will be determined by the lowest closing bid price of the Shares for the 30 day trading period prior to conversion. The number of shares issued upon exercise of Warrants will be determined by the formula: X=(A-B)/A, where X is the number of Shares, Y is the number of Shares if only a portion of the Warrant is exercised, A is the closing bid price of the Shares on the date of exercise and B is the "Warrant Price", subject to reset of the exercise price under certain circumstances. You should read the Form of Debenture and Form of Warrant, which are Exhibits to the Registration Statement (Commission File Number 333-34126), to understand all of the terms and conditions of the 4% Debenture due March 20, 2005 and the Warrants under Section 4 of the Form of Warrant.



         Under the terms of the Financing Agreements, the Company shall be obligated to call a special meeting of its shareholders to approve the issuance of the Shares through the conversion of the 4% Debentures due March 20, 2005 and exercise of the underlying Warrants if such issuance causes the Company to issue Shares that equal more than 20% of the then outstanding and issues Shares. The Company believes that the issuance of the Shares upon the conversion of the 4% Debenture due March 20, 2005 and the issuance of the Shares upon the exercise of the Warrants might result in the issuance of Shares exceeding the aforementioned 20% level and that, under the terms of the Financing Agreement and applicable Nasdaq Stock Market Rules, the Company will be required to call a special meeting of shareholders as soon as practicable to vote on the issuance of the Shares under the 4% Debentures due March 20, 2005 and the underlying Warrants. If the shareholders fail to approve the issuance of Shares under the 4% Debentures due March 20, 2005 and the underlying Warrants, then the Company would be obligated under the Financing Agreements to promptly redeem the 4% Debentures due March 20, 2005 at 125% of face amount.



         Shares to be Issued under Other Debentures and Warrants. The Company has issued from time to time to Accredited Investors warrants to purchase the Shares. Said Warrants typically offered an exercise price equal to the trading average of the Shares for the 10 day period immediately preceding the issuance of the Warrants or a set discount of 10% to 20% from the closing bid price of the Shares on the date of the issuance of the Warrants.


--------------------------------------------------------------------------------

                            FORWARD-LOOKING STATEMENT


         An investment in Shares involves a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the risk factors identified below before investing in our common shares. All statements, trend analyses, and other information contained in this Prospectus regarding the markets for our container leasing services and net revenue, profitability, and anticipated expense levels, and any statements containing the words "anticipate," "believe," "plan," "estimate," "expect," "intend," or other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks. Our actual results of operations may differ materially from those contained in the forward-looking statements. The cautionary statements made in this Prospectus apply to all forward-looking statements wherever they appear in this Prospectus.



                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this Prospectus before investing in the shares. Investing in the shares involves a high degree of risk. Any of the following factors could harm our business and could result in a partial or complete loss of your investment.

OUR BUSINESS IS HIGHLY COMPETITIVE

         Socrates is engaged in businesses where there are numerous competitors that possess substantially greater resources and market share than Socrates. As such, Socrates is unable to effectively compete for certain projects or for projects requiring resources that exceed Socrates' current capabilities, especially in the IT Services Business.

         Socrates is attempting to develop a new business line in providing e-commerce computer programming services as well as proprietary computer programs designed to provide customers with the ability to create, develop and manage e-commerce sites on the Internet or over other networks. Socrates is marketing its e-commerce business to small and medium sized enterprises in the Mid-Atlantic region. Through its Technet subsidiary and SSC subsidiary, Socrates has the basic computer programming services and software products for this new business, but needs to raise capital to fund further technical development of software products and to market and promote the new business line. Socrates needs to raise additional capital to fund this development work and marketing and promotional efforts. If Socrates fails to raise additional capital in year 2000, it will be unable to adequately fund its new business line. Socrates anticipates that the new e-commerce business line will be the principal source of future revenue growth.

         Socrates has numerous competitors in its new e-commerce business. Many of these competitors not only possess superior resources than Socrates but are ahead of Socrates in terms of developing and marketing products and services and obtaining market share. Without sufficient funding, Socrates will not be able to effectively compete in its new e-commerce business line. Socrates anticipates that it needs at least $1.5 million to fund the new e-commerce business line in year 2000.

         Further, Socrates ability to attract and retain key personnel may be adversely impacted upon by the fact that Socrates does not possess the resources of many of its competitors to attract and compensate, especially in terms of incentive compensation, key personnel.


         Socrates relies on a limited number of sales and marketing personnel to produce most of its business. It lacks the resources to embark on sustained national or regional advertising in print, electronic and direct mail marketing campaigns. This limitation may adversely impact Socrates' ability to maintain market share or penetrate new markets.



--------------------------------------------------------------------------------

OUR BUSINESS HAS EXPERIENCED SUCCESSIVE FISCAL QUARTERS OF SIGNIFICANT FINANCIAL LOSSES


         While Socrates believes that revenues from existing business and its existing capital resources are sufficient to sustain current, basic operations, the discontinuance of certain operations in 1998 and 1999 and losses from discontinued and ongoing businesses have adversely impacted during the past four fiscal quarters on the ability of Socrates to fund the growth of its primary business lines. Socrates believes that its current primary business lines are capable of being or becoming profitable or break even, but it has not been able in the past five months to obtain new lines of credit or funding that management believes are sufficient to fund its current operations and proposed new business lines. Socrates is continuing its efforts to obtain new financing to adequately fund current operations and new business lines.


         Socrates has suffered successive fiscal quarters of substantial financial losses since 1997. These financial losses have resulted from discontinuance of certain subsidiaries' businesses and losses from ongoing and discontinued business operations.



         The Company has not received a final decision from the Nasdaq Stock Market about the possible delisting of the Company's Common Stock. The Company may have its Common Stock delisted from the Nasdaq Stock Market's National Market System. If that occurs, the Company would have to seek listing of the Shares on the Nasdaq Small Cap Market or Bulletin Board.



DEPENDENCE ON FINANCING


         We are heavily dependent upon third parties to supply us with the Working capital needed to acquire products in the IT Services Business. Our operations require significant capital to purchase computer and information technology products for customers in the IT Services Business. We have historically financed product purchases through vendor financing, factoring or floor financing lines and internal cash reserves and loans from insiders. Socrates and its subsidiaries currently do not have a non-vendor non-factoring credit line for the purchase of products or to fund operating expenses. As such, each company depends on cash flow from operations or vendor-sponsored financing to purchase products and services and to pay operating expenses.



         Socrates entered into a Securities Purchase Agreement and Registration Rights Agreement on March 20, 2000 or thereabouts to issue 4% Debentures due March 20, 2005 and underlying Warrants to certain foreign investors who are "Accredited Investors" under Rule 501 of Regulation D under the Securities Act of 1933, as amended. These agreements and the terms of the Debentures and Warrants impose certain restrictions on the ability of Socrates to dilute current shareholders through the issuance of additional shares of capital stock and on consummating mergers and acquisitions with third parties without the consent of the Debenture holders. Further, the conversion of the 4% Debentures due March 20, 2005, which may occur as early as July 2000, will cause substantial dilution to existing shareholders. Socrates expects to raise approximately $3.175 million through the private placement of the Debentures, which money will be used for working capital, retirement of certain debts of the Company and its subsidiaries and acquisition costs. The Securities Purchase Agreement, Registration Rights Agreement, Form of Debenture and Form of Warrant shall be referred to collectively as the "Financing Agreements".



         Socrates is attempting to raise sufficient funds through new, alternative financing sources to redeem the 4% Debentures due March 20, 2005. There can be no assurance that Socrates will be able to raise sufficient funds to redeem the 4% Debentures due March 20, 2005 issued under the Financing Agreements. The failure to redeem the Debentures may result in the conversion of these Securities and the exercise of the, which conversion and exercise may substantially dilute existing shareholders.



         Socrates and the representatives of the investors for the 4% Debentures due March 20, 2005, have an agreement for a standstill in respect of Socrates' obligations under the Financing Agreements in order to enhance its efforts in June 2000 to locate alternative financing. There can be no assurance that Socrates will be able to locate alternative financing to redeem the 4% Debentures due March 20, 2005. Further, under the standstill agreement with the investors' representative, LH Financial Services Corporation, the Company remains obligated to proceed with registering the Shares for issuance upon the conversion of the 4% Debentures due March 20, 2005 and the exercise of the underlying Warrants.



--------------------------------------------------------------------------------

         The foregoing discussion of the Financing Agreements is qualified in its entirety by reference to the individual documents and instruments marking up the Financing Agreements, which are attached to Registration Statement on Form S-3 (Commission File Number 333-34126) as exhibits.


         The restrictive terms of the private placement for the 4% Debentures due March 20, 20005 may significantly hinder Socrates from raising additional money or from consummating future acquisitions. Socrates believes that the $3 million financing was essential to initial implementation of Socrates' new business plan and to improving Socrates' financial condition, especially in terms of eliminating debts of discontinued operations. These debts used up cash flow that would have otherwise funded the existing operations and new business development efforts of the Company.


THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE


         The market price of our common stock is highly volatile. During the period from January 1, 1998 to June 5, 2000 the closing price of our common stock has ranged from a high of $9.06 to a low of $0.50. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse, if not ruinous, effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions. As a small technology company, any investment in our stock is highly risky and subject to sudden changes in market price.



WE ARE DEPENDENT UPON KEY MANAGEMENT


         Most of our senior executives and other management-level employees have been with us for less than one year. The loss of the services of one or more of them could have a material adverse effect on our business. We believe that our future success will depend on our ability to retain key members of our management team and to attract capable management in the future. There can be no assurance that we will be able to do so. We do not maintain "key man" life insurance policies on any member of management.



         Gana Govind, the chief executive officer of Technet Computer Services, Inc., did not renew his employment agreement as the chief executive officer of Technet when it expired on September 30, 1999. Badri Devanathan, a senior executive with Technet, has been appointed President of Technet Computer Services, Inc., effective January 1, 2000. Mr. Govind continues to provide management and technical services to Technet as a consultant, but there can be no assurance that Mr. Govind will continue to provide such services to Technet in the future.


HOLDING COMPANY STRUCTURE

         We are a holding company. We derive all of our operating income and cash flow from our subsidiaries. We rely upon distributions from our subsidiaries and inter-company borrowings to generate the funds necessary to meet our obligations. The ability of our subsidiaries to make payments to us is subject, among other things, to applicable laws of their respective jurisdictions of incorporation and such restrictions as may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our shareholders.


RISK OF SUBSTANTIAL DILUTION OF STOCK OWNERSHIP



         In the event that the 4% Debenture due March 20, 2005 are converted and the underlying Warrants are exercised, shareholders will exercise significant dilution of their stock ownership in the Company. Such dilution could be 20% or greater, depending on the conversion ratio and exercise price of those securities. The Company believes that it will have to obtain shareholder approval of the financing under the 4% Debentures due March 20, 2005 and the underlying Warrants. If the Company is unable to redeem the 4% Debentures due March 20, 2005, then the Company believes that it will be obligated under the terms of the Financing Agreements and applicable Nasdaq National Stock Market System Marketplace Rules to call a shareholders' meeting to approve the issuance of the 4% Debentures due March 20, 2005 and the underlying Warrants.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common shares that the Selling Shareholders will sell pursuant to this Prospectus. The Company will receive proceeds from the exercise of any Warrants underlying the Warrants

--------------------------------------------------------------------------------
issued under the 4% Debentures due March 20, 2005 or otherwise, which amount of proceeds cannot be estimated until the date of exercise.

         Any proceeds received from the sale of the Shares will be used to pay the operating expenses of the Company and its subsidiaries.

                          PRICE RANGE OF COMMON SHARES

         Our common shares are quoted on the Nasdaq National Market under the symbol "SOCT." The following table sets forth, for the periods indicated, the high and low closing prices per share of our common shares as reported on the Nasdaq National Market.


                                                                 HIGH     LOW
                                                                 ----     ---
CALENDAR YEAR 1998
First Quarter...............................................     $9.06    $5.00
Second Quarter..............................................      8.25     4.25
Third Quarter...............................................      7.13     6.00
Fourth Quarter..............................................      7.75     1.50
CALENDAR YEAR 1999
First Quarter...............................................      4.00     1.00
Second Quarter..............................................      4.25     1.63
Third Quarter...............................................      2.96     1.00
Fourth Quarter..............................................      2.19     0.50



         On June 26, 2000, the last reported closing price of our common shares on the Nasdaq National Market was $1.00 per share. As of June 26, 2000, there were approximately 3,300 shareholders of record of our common shares.


      FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 2000

         For our financial condition and the results of our operations as of December 31, 1999, we refer you to our Annual Report on Form 10-K for the period ending December 31, 1999.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder, may be offered from time to time directly to purchasers in negotiated transactions or otherwise, at prices determined at the time of sale. The Selling Shareholder may effect such transactions by selling Common Shares to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and any purchasers of common shares for whom they may act as agents.

         The place and time of delivery for the common shares in respect of which this Prospectus is delivered will be set forth in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON SHARES

GOVERNING LAW

         Socrates is a Delaware company and its affairs are governed by its Articles of Incorporation (the "Articles"), Delaware General Corporation Law and federal and state securities laws and regulations.

                                  LEGAL MATTERS

         The validity of the common shares offered hereby will be passed upon for the Company by Paul W. Richter, General Counsel of Socrates.


--------------------------------------------------------------------------------

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year end December 31, 1999, have been so incorporated in reliance on the report of Grant Thornton, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 TRANSFER AGENT

         The transfer agent of the Company's Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, (212) 936-5100.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates documents by reference which are not presented in or delivered with it. This means that we can disclose certain information by referring a reader to certain documents. These documents (other than the exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Paul W. Richter, General Counsel and Secretary, Socrates Technologies Corporation, 8500 Leesburg Pike, Suite 406, Vienna, Virginia 22183, and our telephone number is (703) 288-6500.

         The following documents, which have been filed by Socrates with the SEC pursuant to the Exchange Act (file no. 0-26614) are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

              (a) Annual Report on Form 10-K for the year ended December 31,
1999;

              (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, September 30, 1999, and June 30, 1999;


              (c) Current Reports on Form 8-K, dated June 26, 2000; dated June 22, 2000; dated March 15, 2000, and Amendment Number One, dated May 25, 2000, and Amendment Two, dated May 26, 2000, thereto, and February 2, 2000, December 13, 1999, and October 12, 1999, and


              (d) All documents filed by Socrates with the SEC Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is to be deemed to be incorporated by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.



                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the expenses, other than underwriting discounts and commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimated, with the exception of the SEC Registration Fee and Delaware tax on the issuance of the common shares covered by this Registration Statement:

--------------------------------------------------------------------------------

SEC Registration Fee..............................................$ 8,800.00
NASD Filing Fee...................................................$17,000.00
Legal Fees and Expenses...........................................$ 7,500.00
Accounting Fees and Expenses......................................$ 3,500.00
Miscellaneous.....................................................$ 1,000.00
Total.............................................................$37,800.00
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The Company has obtained insurance for the benefit of the directors and officers of the Company and its subsidiaries insuring such persons against certain liabilities, including liabilities under Federal and state securities law.

         Article X of the Company's By-Laws, as amended, provides that the Company shall indemnify each person who is or was a director or officer of the Company, each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Delaware General Corporation Law authorizes corporations to indemnify their directors and officers unless such person shall have been finally adjudicated in any proceeding to have not acted in good faith and in the reasonable belief that such action was in the best interests of the corporation.

ITEM 16. EXHIBITS.

 4.1   Form of 4% Debenture due March 20, 2005 (1)
 4.2   Form of Warrant(2)
 4.3   Securities Purchase Agreement(2)
 4.4   Registration Rights Agreement, dated March 20, 2000, between Socrates and Certain Investors (2)
10.1 Form of Standstill Agreement between Socrates and the Representative of the Investors in the 4% Debentures due March 20, 2005 (4);
10.2 Form of Mutual Release between Socrates and the Representative of the Investors in the 4% Debentures due March 20, 2005 (4);
24.1   By-Laws, as amended, dated February 7, 1998 (3)
24.2   Opinion of Paul Richter (previously filed)
24.3   Consent of Grant Thornton, LLP.
24.4 Power of Attorney (included as part of the signature page of this Registration Statement).
--------------------------------------------------------------------------------


(1) Filed as Exhibit 4.1 to the Registration Statement on Form S-3 (File Number 333-34126) as filed with the Commission on April 8, 2000.


(2) Filed as an Exhibit to Post-Effective Amendment Number Two to the Registration Statement on Form S-3 (File Number 333-34126) as filed with the Commission on June 29, 2000.

(3) Incorporated by reference to Exhibit 3(b) to the Form 10-K for the year ended December 31, 1999 (2) To be filed by amendment.
(4)    To be filed by amendment.
--------------------------------------------------------------------------------


ITEM 17. UNDERTAKINGS.

         A. Undertaking to Update.

         The undersigned Registrant hereby undertakes:

--------------------------------------------------------------------------------

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

                           (iii) include any material information with respect
to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Undertaking With Respect to Documents Incorporated by Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         C. Undertaking With Respect to Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. Undertaking With Respect to Pricing Information.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of any prospectus filed as


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

part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia on the 29th day of June 2000.



                                         SOCRATES TECHNOLOGIES CORPORATION



                                    By: /s/ Timothy Keenan
                                       ----------------------------------------
                                       Timothy Keenan, Chief Executive Officer
                                       and President



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Richter, Addreas Keller and each of them, any of whom may act without joinder of the others, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                      SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, who being duly authorized to sign, in the County of Fairfax, Virginia on June 29, 2000.




Date: June 29, 2000




                                    By: /s/ Timothy Keenan
                                       ----------------------------------------
                                       Timothy Keenan, Chief Executive Officer
                                       and President

                        SOCRATES TECHNOLOGIES CORPORATION

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                                Date
---------                           -----                                ----

/s/ MITCHELL E. JERINE      Acting Chairman and Chief Operating         6/23/00
------------------------    Officer
Mitchell E. Jerine

/s/ TIMOTHY KEENAN          Chief Executive Officer and                 6/23/00
                            President
------------------------
Timothy Keenan

/s/ ANDREAS A. KELLER       Director, Vice President-Finance and        6/23/00
------------------------    Administration
Andreas A. Keller


/s/ FARSHAD SAJEDI          Director                                    6/23/00
------------------------
Farshad Sajedi

/s/ MARIELLEN LOWRY         Director                                    6/23/00
------------------------
Mariellen Lowry